Exhibit 10.23

DESCRIPTION OF COMPENSATORY ARRANGEMENT WITH MR. MARCUS G. SMITH

On February 13, 2007, the Compensation Committee revised Mr. Marcus G. Smith’s compensation arrangement with the Company. Consistent with Company policy, Mr. Smith does not have an employment contract. Mr. Smith’s compensation for 2007 will include a base salary of $225,000, and sales commissions based on certain national sponsorship, marketing and advertising sales by Mr. Smith, at the following rates:

Performance Racing Network Advertising Sales	7.5%
Other Gross Marketing Sales of:
$0 to $10 million	1.0%
$10 million to $15 million	1.5%
$15 million to $20 million	2.0%
$20 million to $28.5 million	2.5%
Above $28.5 million	3.0%

The commissions outlined above are consistent with Mr. Smith’s position and the sales commission program of the Company. The percentages set forth above are retroactive to $0 if specified sales targets are met. It is anticipated that in future years, Mr. Smith’s annual compensation will continue to be determined by the Company’s Compensation Committee in accordance with its policies regarding executive officers and any commission bonuses will continue to be consistent with the Company’s overall sales commission and bonus program.